SERIES A CONVERTIBLE PREFERRED STOCK SECURITIES PURCHASE AGREEMENT

by and between

CHINA NEW ENERGY GROUP COMPANY

and

CHINA HAND FUND I, LLC

August 8, 2008

Table of Contents

ARTICLE I AUTHORIZATION AND SALE OF SECURITIES		1

1.1	Authorization.	1
1.2	Issuance and Sale of Shares and Warrants.	1
1.3	Payment of the Purchase Price	2
1.4	Stockholder Rights	2
1.5	Exclusivity	2

ARTICLE II THE CLOSING		3

2.1	The Closings	3
2.2	Deliveries at the Closing	3

ARTICLE III CONDITIONS TO THE CLOSING		5

3.1	Conditions to Obligation of Purchaser	5
3.2	Conditions to Obligations of the Company	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

4.1	Organization and Good Standing	8
4.2	Capital Structure	8
4.3	Power, Authorization and Validity	9
4.4	Noncontravention	9
4.5	Title to Personal Property and Assets	10
4.6	Subsidiaries	11
4.7	Financial Statements	11
4.8	Absence of Certain Changes and Events	12
4.9	Compliance with Laws	14
4.10	Permits	14
4.11	Real Property	14
4.12	Intellectual Property	15
4.13	Contracts	16
4.14	Taxes	18
4.15	Employees	19
4.16	Employee Benefit Plans	20
4.17	Insurance	20
4.18	Compliance with Environmental Requirements	21
4.19	Litigation	21
4.20	No Brokers	21
4.21	Solvency	21
4.22	Related Party Transactions	21
4.23	Disclosure	22
4.24	Securities Act.	22
4.25	Use of Proceeds.	23
4.26	SAFE Compliance.	23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		23

5.1	Investment for Own Account	23
5.2	No Registration	24
5.3	Accredited Investor	24
5.4	Power and Authority	24
5.5	No Approvals.	24
5.6	Noncontravention.	24
5.7	Disclosure of Information.	25

ARTICLE VI CERTAIN COVENANTS		25

6.1	Regulatory and Other Approvals	25
6.2	Information	25
6.3	Information Updates	26
6.4	Conduct of the Company.	26
6.5	Confidentiality	26
6.6	Reservation of Shares.	27
6.7	Compliance with Laws.	27
6.8	Employment Agreements.	27
6.9	[Intentionally omitted]	27
6.10	Corporate Existence; No Conflicting Agreements.	27
6.11	Listing, Securities Exchange Act of 1934 and Rule 144 Requirements.	27
6.12	[intentionally omitted.]	28
6.13	Auditor.	28
6.14	Investor and Public Relations.	28
6.15	Directors.	28
6.16	Committees of the Board.	28
6.17	Right of First Refusal.	29
6.18	Deliveries from Escrow Based on Income Targets.	30
(ii) the Company’s audited consolidated After-Tax Net Income for the fiscal year ending December 31, 2009 shall be at least $6.0 million		31
(b) As Purchaser is relying on such expected profit in making its investment hereunder, and in order to attempt to make whole Purchaser in the event these numbers are not met,		31
6.19	Performance Incentive.	33
6.20	Exchange Listing	33
6.21	Non Compete.	33
6.22	Lock-Up Agreement.	34
6.23	Pledge of Securities.	34
6.24	Employment and Consulting Contracts.	34
6.25	Appointment of Chief Financial Officer.	34
6.26	[intentionally omitted.]	34
6.27	Subsequent Registrations.	34
6.28	Disclosure of Transaction.	34
6.29	Other Restrictions.	35
6.30	Reverse Split	35

ARTICLE VII		35

7.1	Termination of Agreement	35
7.2	Effect of Termination	36

ARTICLE VIII INDEMNITY		36

8.1	Survival	36
8.2	Indemnity	36
8.3	Procedures	37

ARTICLE IX MISCELLANEOUS		38

9.1	Legend	38
9.2	Removal of Legend and Transfer Restrictions	39
9.3	Waivers and Amendments	39
9.4	Governing Law	39
9.5	Dispute Resolution	39
9.6	Successors and Assigns	40
9.7	Entire Agreement	40
9.8	Notices, etc.	40
9.9	Severability	41
9.10	Expenses.	42
9.11	Titles and Subtitles	42
9.12	Counterparts; Facsimile Signatures	42
9.13	No Strict Construction	42

ii

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Certificate of Designation for Series A Convertible Preferred Stock
Exhibit C	Form of Warrant
Exhibit D	Registration Rights Agreement
Exhibit E	Shareholder Agreement
Exhibit F	Share Escrow Agreement
Exhibit G	Closing Escrow Agreement
Exhibit H	Disclosure Schedules

List of Schedules
Schedule 6.10	List of Employees
Schedule 6.23	Members of the Management
Schedule 6.24	Persons subject to Lock-Up Agreement

iii

SECURITIES PURCHASE AGREEMENT

THIS SERIES A CONVERTIBLE PREFERRED STOCK SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2008, is entered into by and between China New Energy Group Company, a Delaware corporation (the “Company”), China Hand Fund I, LLC, a limited liability company organized and existing under the laws of the State of Delaware (together with its successors and assigns, the “Purchaser”, together with the Company, each a “Party” and collectively the “Parties”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to acquire, the securities specified herein, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

ARTICLE I
AUTHORIZATION AND SALE OF SECURITIES

1.1 Authorization. The Company, on or prior to the Closing, shall have authorized the issuance and sale of, in one or a series of transactions and closings, pursuant to the terms and conditions provided herein, (i) an aggregate of up to 4,497,445 shares of its Series A Convertible Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), having the rights, restrictions, privileges and preferences set forth in the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock attached hereto as Exhibit B (the “Series A Certificate”), including shares of Series A Preferred Stock issued or issuable hereunder and shares of Series A Preferred Stock to be issued or issuable in the Additional Series A Financing, and (ii) warrants to purchase an aggregate of up to 31,224,490 shares of its common stock, par value $.001 per share (“Common Stock”) at an initial exercise price of $0.187 per share (subject to adjustments) for a period of five (5) years following the date of their issuance, substantially in the form attached hereto as Exhibit C, including warrants issued hereunder, warrants to be issued in the Additional Series A Financing, and warrants to be issued to the placement agent in connection with the transactions contemplated hereunder and in the Additional Series A Financing, substantially in the form attached hereto as Exhibit C. The Series A Certificate has been, or prior to the Closing shall have been, adopted by the Company’s Board of Directors (the “Board of Directors”) and filed with the Delaware Secretary of State.

1.2 Issuance and Sale of Shares and Warrants. On the terms and subject to the conditions contained in this Agreement, and in reliance on the representations and warranties set forth in Article IV of this Agreement, at the Closing, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, 1,857,373 shares of Series A Preferred Stock (together with Make Good Escrow Shares (as defined below) and Listing Shares (as defined below), collectively, “Series A Shares”) and warrants to purchase 13,001,608 shares of its Common Stock at an initial exercise price of $0.187 per share (subject to adjustments) for a period of five (5) years following the date of their issuance, substantially in the form attached hereto as Exhibit C (the “Warrants”; shares of common stock issuable upon exercise of the Warrants, the “Warrant Shares”) for an aggregate purchase price of Nine Million U.S. Dollars ($9,000,000) (the “Purchase Price”). The Parties acknowledge and agree that the Company contemplates the sale and issuance of additional shares of Series A Preferred Stock of up to 1,116,388 shares (the “Additional Series A Shares”) and warrants to purchase additional shares of its Common Stock of up to 7,814,719 shares (the “Additional Warrants”) for an aggregate purchase price of up to Five Million Four Hundred Thousand U.S. Dollars ($5,400,000) under the terms and conditions substantially similar to the terms and conditions provided herein and in each other Transaction Document (as defined below) (such issuance and sale of the Additional Series A Shares and Additional Warrants and the transactions related thereto, the “Additional Series A Financing”; the closing of the Additional Series A Financing, the “Final Closing”; the date on which the Final Closing shall occur, the “Final Closing Date”; the purchasers who shall have purchased Additional Series A Shares and Additional Warrants in the Additional Series A Financing and together with its successors and assigns, each an “Additional Purchaser” and collectively, the “Additional Purchasers” and together with Purchaser, each a “Series A Purchaser” and collectively, the “Series A Purchasers”).

1.3 Payment of the Purchase PriceAt the Closing, Purchaser shall pay the Purchase Price in immediately available funds by wire transfer to the Company Account.

1.4 Stockholder Rights. The Series A Purchaser shall have the rights specified in that certain Registration Rights Agreement by and among the Company, Purchaser and the Additional Purchasers (when and if such Additional Purchasers shall become parties thereto in accordance with the terms thereof), substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”), in that certain Shareholders Agreement by and among the Company, Purchaser, and the Additional Purchasers (when and if such Additional Purchasers shall become parties thereto in accordance with the terms thereof), substantially in the form attached as Exhibit E hereto (the “Shareholders Agreement”), in that certain Share Escrow Agreement by and among the Company, Purchaser and the Additional Purchasers (when and if such Additional Purchasers shall become parties thereto in accordance with the terms thereof), substantially in the form attached as Exhibit F hereto (the “Share Escrow Agreement”), the Closing Escrow Agreement by and among the Company, Purchaser and the Additional Purchasers (when and if such Additional Purchasers shall become parties thereto in accordance with the terms thereof), substantially in the form attached as Exhibit G hereto (the “Closing Escrow Agreement”, and together with this Agreement, the Series A Certificate, the Registration Rights Agreement, the Shareholders Agreement, the Share Escrow Agreement and the certificates, documents and instrument related to or contemplated by each of the foregoing agreements, each a “Transaction Document” and collectively, the “Transaction Documents”), each of which shall be executed and delivered by the parties hereto and thereto as of the Closing.

1.5 ExclusivityThe Parties agree that subject to the consummation of the transactions contemplated hereunder, Purchase shall have the exclusive right in investing in the Additional Series A Financing and such exclusive right shall expire 30 days following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008. Notwithstanding the foregoing, upon request by the Company and at the sole discretion of the Purchaser, Purchaser may waive such exclusive right prior to its expiration.

ARTICLE II
THE CLOSING

2.1 The Closings. The Closing shall take place at such time, date and place as are mutually agreeable to by the Company and Purchaser. The date of the Closing is hereinafter referred to as the “Closing Date”.

2.2 Deliveries at the Closing. At or prior to the Closing:

(a) the Company will deliver to Purchaser:

(i) An executed Agreement with all exhibits and schedules attached hereto;

(ii) The certificates (in such denominations as Purchaser shall request) for the Series A Preferred Stock and the Warrants (in such denominations as Purchaser shall request);

(iii) A copy of the Series A Certificate, filed with the Delaware Secretary of State, as amended and in effect as of the Closing Date;

(iv) Certificates, as of the most recent practicable dates, (A) as to the corporate good standing of the Company issued by the relevant office of the Company’s jurisdiction of incorporation, and (B) as to the due qualification of the Company as a foreign corporation issued by the relevant office of each jurisdiction in which the Company is required to obtain such qualification;

(v) A certificate of the Company’s Secretary, dated as of the Closing Date, attesting to and attaching copies of (A) the Certificate of Incorporation of the Company, (B) Series A Certificate, (C) the By-laws of the Company, each in effect as of the date of the Closing Date; and (D) the resolutions of the Board of Directors of the Company, authorizing and approving all matters in connection with this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby, including without limitation the filing of the Certificates with the Delaware Secretary of State;

(vi) A certificate of an executive officer of the Company, dated as of the Closing Date, attesting to the fact that the conditions set forth in Sections 3.1(d) through 3.1(k) have been satisfied;

(vii) Each of the other Transaction Documents to which the Company is a party duly executed by the Company;

(viii) The agreement dated a date on or prior to the Closing Date by and among the Company, Purchaser, Fountainhead Capital Management Limited (“Fountainhead”) and La Pergola Investments Limited (“La Pergola”) that is reasonably satisfactory to Purchaser duly executed by the Company, Fountainhead and La Pergola (the “Fountainhead Agreement”);

(ix) Copies of all SEC correspondence, if any, since the filing on March 31, 2008, of a current report on Form 8-K (the “Comprehensive Form 8-K”) by the Company relating to its reverse acquisition of Willsky Development, Ltd. (“Willsky”), which contains “Form 10 Information” regarding Willsky and its subsidiaries and any correspondence which was issued prior to the filing of the Company’s Comprehensive Form 8-K, if any, which has not been resolved to the satisfaction of the SEC;

(x) An opinion from the Company’s legal counsel, Thelen Reed Brown Raysman & Steiner, LLP, concerning this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby that is reasonably satisfactory to Purchaser;

(xi) An opinion from the Company’s legal counsel, Binda Law Firm, concerning the Company’s Subsidiaries in the People’s Republic of China (the “PRC”) and the compliance status of the Company and certain of its shareholders under the Laws of the PRC upon consummation of the transactions contemplated hereunder and under the other Transaction Documents that is reasonably satisfactory to Purchaser;

(xii) Executed disbursement instructions pursuant to the Closing Escrow Agreement, which shall provide that the Escrow Agent (as defined in the Closing Escrow Agreement) continue to hold out of the Purchase Price $250,000 to pay the Company’s anticipated obligations to its investor relations company;

(xiii) Copies of (i) all executive employment agreements which have not been disclosed in the Comprehensive Form 8-K, (ii) all past and present financing documents or other documents where stock could potentially be issued or issued as payment, (iii) all past and present material litigation documents which have not been disclosed in the Company’s Comprehensive Form 8-K; and

(xiv) such other supporting documents and certificates as Purchaser may reasonably request or as may be required pursuant to this Agreement or any Transaction Documents.

(b) Purchaser will deliver to the Company the Purchase Price, by wire transfer to the Company Account, an executed copy of this Agreement and each of the other Transaction Documents to which the Purchaser is a party.

ARTICLE III
CONDITIONS TO THE CLOSING

3.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase the Series A Shares and the Warrants is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by Purchaser in its sole discretion:

(a) Deliveries at the Closing. Each of the documents and other items set forth in Section 2.2(a) shall have been delivered to Purchaser.

(b) Series A Certificate. The Series A Certificate in the form of Exhibit B attached hereto shall have been filed with the Secretary of State of Delaware.

(c) Escrow Shares. The Company shall have caused the transfer agent of the Company to issue and deliver the Make Good Escrow Shares and the Listing Shares to the escrow agent under the Share Escrow Agreement to be held in escrow pursuant to Sections 6.20 and 6.23 hereof and the terms and conditions of the Share Escrow Agreement.

(d) Representations and Warranties. The representations and warranties made by the Company on behalf of itself and its Subsidiaries in Article IV hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(e) Performance of Obligations. The Company shall have performed in all material respects all obligations, covenants and agreements herein required to be performed by it on or prior to the Closing.

(f) No Material Adverse Change/Material Adverse Effect. There shall not have been any Material Adverse Effect, as determined by Purchaser in its sole discretion, and no event shall have occurred that could reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries shall have conducted their business and operations in the ordinary course of business consistent with past practice since December 31, 2007.

(g) Consents and Waivers. The Company shall have made all filings with and notifications of Governmental Authorities required to be made in connection with the execution and delivery of this Agreement and each other Transaction Documents and the performance of the transactions contemplated hereby and thereby. The Company and Purchaser shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Purchaser, including without limitation any necessary waivers with regard to the change of control triggers or grant of options for Preferred Stock set out in the Company’s employment agreements and any other notices, consents and waivers required from all third parties (whether or not set forth on Section 4.4(a) of the Disclosure Schedules), including without limitation applicable Governmental Authorities, lessors, lenders, employees and contract parties, required to permit the consummation of the transactions contemplated by this Agreement and each of the other Transaction Documents, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, as a result of, or in connection with, the execution and performance of this Agreement and each of the other Transaction Documents.

(h) Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents, and all documents and instruments related thereto, shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and the issuance and sale of the Securities hereunder shall be made in compliance with all applicable federal and state laws.

(i) No Violation or Injunction. No action or proceeding by or before any court or other Governmental Authority shall have been instituted or threatened by any Person or Governmental Authority whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and each of the other Transaction Documents, or which might affect the right of the Company to issue and sell the Securities to Purchaser.

(j) Payment of Fees and Expenses. The Company shall have paid all of Purchaser’s reasonable legal fees and related expenses with respect to the transactions contemplated by this Agreement and each of the other Transaction Documents, up to US$100,000.

(k) No Suspension, Etc. Quotation of the Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of Purchaser, makes it impracticable or inadvisable to purchase the Series A Shares.

(l) The Company shall have filed all forms, reports and documents set forth on Section 4.24 of the Disclosure Schedules so that the Company is current in its reporting obligations under the Securities Act and the Exchange Act, and the rules and regulations of the Commission thereunder.

3.2 Conditions to Obligations of the Company The Company's obligation to issue and sell the Series A Shares and the Warrants to Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company in its sole discretion:

(a) Payment of Purchase Price. Purchaser shall have delivered to the Company the Purchase Price as set forth in Section 2.2(b).

(b) Representations and Warranties. The representations and warranties made by Purchaser in Article V hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(c) Transaction Documents. Purchaser shall have executed and delivered each of the other Transaction Documents to which it is a party, in each case in form and substance satisfactory to the Company.

(d) Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents, and all documents and instruments related thereto, shall be in form and substance reasonably satisfactory to the Company and its counsel, and the issuance and sale of the Series A Shares and the Warrants hereunder shall be made in compliance with all applicable federal and state laws.

(e) No Violation or Injunction. No action or proceeding by or before any court or other Governmental Authority shall have been instituted or threatened by any Person or Governmental Authority whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and each of the other Transaction Documents, or which might affect the right of the Company to issue and sell the Securities to Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Purchaser the representations and warranties contained in this Article IV on behalf of itself and, where applicable, its Subsidiaries. Such representations and warranties are subject to the qualifications and exceptions set forth in the corresponding Section of the Disclosure Schedules, attached hereto as Exhibit H and delivered to Purchaser pursuant to this Agreement. The Disclosure Schedules make explicit reference to the particular representation or warranty (or Section of a representation or warranty) as to which exception is taken.

4.1 Organization and Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) is duly qualified or registered to do business as a foreign corporation in each jurisdiction (i) listed on Section 4.1 of the Disclosure Schedules and (ii) except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. The Company has provided to Purchaser complete and accurate copies of the Certificate of Incorporation, as amended, and By-laws, as amended, of the Company.

4.2 Capital Structure(a) Outstanding Capital Stock. As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of the following shares and other rights and securities:

(i) Preferred Stock. A total of 10,000,000 authorized shares of Preferred Stock (“Preferred Stock”), of which 7,000,000 will be designated as Series A Preferred Stock, par value $0.001 per share, 2,461,019 of which Series A Preferred Stock will be issued and outstanding (including Make Good Escrow Shares and Listing Shares) immediately following the consummation of the transactions contemplated hereby.

(ii) Common Stock. A total of 500,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 100,000,000 shares will be issued and outstanding and 125,140,474 shares will be reserved for issuance of Warrant Shares and Conversion Shares following the consummation of the transactions contemplated hereby.

(b) Options, Warrants, Reserved Shares, Treasury Stock. Except as set forth on Section 4.2(b) of the Disclosure Schedules, there are no outstanding subscriptions, options, warrants, agreements, arrangements, commitments or rights of any kind (including conversion rights) for or relating to the issuance by, or purchase or acquisition from, the Company of any shares of the Company's capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock, or other similar rights, including stock appreciation and phantom stock rights, nor is the Company obligated in any manner to issue any shares of its capital stock or other securities. Except as pursuant to this Agreement or a Transaction Document, the Company has no obligation to purchase, redeem or otherwise acquire any of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock, or other similar rights. As of the Closing, except as set forth on Section 4.2(b) of the Disclosure Schedules or as permitted by a Transaction Document, there are (A) no preemptive rights, rights of first refusal, put or call rights or obligations or antidilution rights with respect to the issuance, sale or redemption of the Company’s capital stock, (B) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction, (C) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock, or (D) no agreements, documents or commitments (written or oral) of the Company providing for the acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event with respect to any outstanding securities, options, warrants or other purchase rights. The Company holds no shares of its capital stock in its treasury.

(c) Security Holders. Section 4.2(c) of the Disclosure Schedules contains a complete and accurate list of the names of all current stockholders of the Company and all current holders of outstanding warrants, options, or other rights ultimately exchangeable, exercisable or convertible for or into capital stock, segregated by the type of security held by each such holder, the amount of such security held by such holder, the exercise price, if any, for such security, and in the case of securities exchangeable, exercisable or convertible into Common Stock, the amount of Common Stock into which such securities are exchangeable, exercisable or convertible.

(d) Compliance with Securities Laws. As of the Closing and after giving effect to the transactions contemplated hereby, all of the issued and outstanding securities of the Company will have been duly and validly authorized and issued, and will be fully paid and non-assessable, free and clear of all Liens (other than restrictions under any Transaction Documents and applicable federal and state securities laws), and will have been offered, issued, sold and delivered in compliance with applicable federal, state and foreign securities laws and not subject to any preemptive rights which have not been waived.

4.3 Power, Authorization and Validity. The Company has the corporate power, legal capacity and corporate authority to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby, and to issue, sell and deliver the Securities.

(a) The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the sale, issuance and delivery of the Securities, have been duly and validly approved and authorized by all necessary corporate action on the part of the Company.

(b) This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by the Company and, assuming due execution and delivery by the other parties thereto, constitute or will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

4.4 Noncontravention. The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, the performance by the Company of its obligations hereunder and thereunder, and the sale, issuance and delivery of the Securities, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Company’s Certificate of Incorporation, as amended, and as in effect on the date hereof, or the Bylaws, as amended, and as in effect on the date hereof, of the Company, (ii) except as set forth in Section 4.4 of the Disclosure Schedules, any agreement to which the Company or any Subsidiary is a party or otherwise bound or otherwise under which the Company or any Subsidiary has rights or benefits, or (iii) any Law or Order; in each case applicable to the Company, its Subsidiaries or any of their properties or assets; except, in the case of clauses (ii) and (iii) above where any such conflict, violation, breach, default, right of termination, cancellation or acceleration, creation of Lien, or increased, additional, accelerated or guaranteed rights or entitlements, would not result in a Material Adverse Effect.

(a) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement and each of the other Transaction Documents, the consummation by the Company of the transactions contemplated hereby and thereby, or the performance by the Company of its obligations hereunder and thereunder, or the sale, issuance and delivery of the Securities, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices set forth in Section 4.4(a) of the Disclosure Schedules.

4.5 Title to Personal Property and Assets  (a) The Company or one of its Subsidiaries is the true and lawful owner and has good and valid title to all assets (tangible or intangible) reflected on the audited consolidated balance sheet of Willsky for fiscal year ended December 31, 2007 included in Amendment No. 2 to the Comprehensive Form 8-K filed by the Company with the Commission on June 28, 2008 (the “Balance Sheet”, and the date of the Balance Sheet, the “Balance Sheet Date”) or thereafter acquired, except those sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice since the Balance Sheet Date, in each case free and clear of all Liens other than Permitted Liens; and except where the failure to have good and valid title would not result in a Material Adverse Effect.

(b) The Company and its Subsidiaries collectively own or lease all tangible assets sufficient for the conduct of its businesses as presently conducted. Each tangible asset of the Company or any of its Subsidiaries is located at one of the Owned Real Properties or Leased Properties. The tangible assets of the Company and its Subsidiaries are free from material defects, have been maintained in accordance with the past practice of the Company and generally accepted industry practice, are in satisfactory working order and are suitable for the purposes for which they are presently used. All material leased personal property of the Company and its Subsidiaries is in good working order, ordinary wear and tear excepted, and is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

4.6 Subsidiaries(a) Section 4.6(a) of the Disclosure Schedules set forth, with respect to each Subsidiary of the Company: (i) the name of such Subsidiary, (ii) the number and type of outstanding capital stock or other voting or equity interests of such Subsidiary, (iii) the jurisdiction of organization of such Subsidiary, and (iv) the jurisdiction in which such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted, and (iii) except where failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect, is duly qualified or licensed to do business, and (iv) is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 4.6(a) of the Disclosure Schedules. The Company has provided to Purchaser complete and accurate copies of the certificate of incorporation, as amended, and Bylaws, as amended (or other similar organizational documents) of each Subsidiary.

(c) Except as set forth in Section 4.6(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any written agreement in respect of any strategic partnership, joint venture, cooperation arrangement or other similar relationship providing for joint development efforts, nor does the Company or a Subsidiary have any direct or indirect interest in or control over any corporation, partnership, joint venture or other entity of any kind. The term “control” for purposes of this Section 4.6 shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

4.7 Financial Statements(a) GAAP Treatment of Financial Statements. The financial statements of the Company included in the SEC Documents (as defined below) (the “Historical Financial Statements”) comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods covered thereby, and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) No Other Liabilities; Reserves. To the Knowledge of the Company, the Company and its Subsidiaries have no debts, liabilities, or obligations in a material amount, either individually or in the aggregate, of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not reflected or reserved against in the Financial Statements, which are required to be disclosed or which would cause a Material Adverse Change. To the Knowledge of the Company, the reserves, if any, reflected on the Financial Statements, are adequate in light of the contingencies with respect to which they are made. There has been no material change in the Company's accounting policies except as described in the notes to the Financial Statements.

4.8 Absence of Certain Changes and Events. Since the Balance Sheet Date, except as contemplated herein or in the other Transaction Documents or as set forth on Section 4.8 of the Disclosure Schedules, the Company and its Subsidiaries have not:

(a) to the Knowledge of the Company, suffered any Material Adverse Change;

(b) suffered any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $100,000;

(c) granted or agreed to make any increase in the compensation payable or to become payable by the Company or a Subsidiary to any officer or employee, except for normal raises for nonexecutive personnel made in the ordinary course of business that are usual and normal in amount;

(d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of capital stock of the Company or a Subsidiary, or declared or agreed to any direct or indirect redemption, retirement, purchase or other acquisition by the Company or a Subsidiary of such shares;

(e) issued any shares of capital stock of the Company or a Subsidiary, or any warrants, rights or options thereof, or entered into any commitment relating to the shares of capital stock of the Company or a Subsidiary;

(f) adopted or proposed the adoption of any change in the Company’s Certificate of Incorporation or Bylaws;

(g) made any change in the accounting methods or practices they follow, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein, or any Tax election;

(h) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of their business;

(i) sold, assigned, transferred, licensed or otherwise disposed of any Company Intellectual Property or interest thereunder or other intangible asset except in the ordinary course of their business;

(j) been involved in any dispute involving any employee which would reasonably be expected to result in a Material Adverse Change;

(k) entered into, terminated or modified any employment, severance, termination or similar agreement or arrangement with, or granted any bonuses (or bonus opportunity) to, or otherwise increased the compensation of any executive officer or Key Employee;

(l) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure);

(m) amended or modified, or waived any default under, any Material Contract;

(n) to the Knowledge of the Company, incurred any material liabilities, contingent or otherwise, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for accounts payable or accrued salaries that have been incurred by the Company since the Balance Sheet Date, in the ordinary course of its business and consistent with the Company’s past practices;

(o) permitted or allowed any of their material property or assets to be subjected to any Lien, except for Permitted Liens;

(p) settled any claim, litigation or action, whether now pending or hereafter made or brought;

(q) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $100,000, or in the aggregate, in excess of $250,000;

(r) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of their Affiliates, officers, directors or stockholders or, to the Company's Knowledge, any Affiliate or associate of any of the foregoing;

(s) made any amendment to, or terminated any agreement that, if not so amended or terminated, would be material to the business, assets, liabilities, operations or financial performance of the Company or a Subsidiary;

(t) compromised or settled any claims relating to Taxes, any Tax audit or other Tax proceeding, or filed any amended Tax Returns;

(u) merged or consolidated with any other Person, or acquired a material amount of assets of any other Person;

(v) entered into any agreement in contemplation of the transactions specified herein other than this Agreement and the other Transaction Documents; or

(w) agreed to take any action described in this Section 4.8 or which would reasonably be expected to otherwise constitute a breach of any of the representations or warranties contained in this Agreement or any other Transaction Documents.

4.9 Compliance with Laws. The Company and its Subsidiaries are, and since their respective formations have been, in compliance in all material respects with all applicable Laws of any Governmental Authority applicable to their business or operations. The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business in all material respects as now being conducted by it except where the failure to so comply would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received a notice or other written communication alleging a possible violation by the Company or a Subsidiary of any applicable Law of any Governmental Authority applicable to their business or operations.

4.10 Permits. The Company and its Subsidiaries validly hold and have in full force and effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their business as now conducted, and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. The Company and its Subsidiaries have complied in all material respects with the terms and conditions of all Permits issued to or held by them, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions set forth in this Agreement or any other Transaction Documents, or the execution and delivery hereof or thereof. No proceeding is pending or, to the Knowledge of the Company, threatened, seeking the revocation or limitation of any Permit.

4.11 Real Property.

(a) Owned Real Property. Section 4.11(a) of the Disclosure Schedules lists all real property owned by the Company or its Subsidiaries (each, an “Owned Real Property” and together, the “Owned Real Properties”), including the address of such properties. The Company or a Subsidiary of the Company has good and marketable title to each parcel of Owned Real Property (including all buildings, structures, fixtures and improvements thereon and all rights thereto), free and clear of all Liens, except Permitted Liens, none of which materially interfere with the use of, or materially detracts from the value of, or the marketability of, such Owned Real Property.

(b) Leased Real Property. Section 4.11(b) of the Disclosure Schedules lists all real property leased by the Company or its Subsidiaries (each, a “Leased Property” and together, the “Leased Properties”). The Company has delivered to Purchaser complete and accurate copies of all such leases, and any operating agreements relating thereto. With respect to each Leased Property, (i) the Company or a Subsidiary of the Company has good and valid title to the leasehold estate relating thereto, free and clear of all Liens, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, other than Permitted Liens, (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company or the leasing Subsidiary and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and (iii) the Company is not and, to the Knowledge of the Company, no other party to the lease relating to such Leased Property is, in breach or violation of, or in default under, such lease.

(c) There are no rights of first refusal, options to purchase, purchase agreements, contracts for deed or installment sale agreements in effect with respect to all or any part of the Real Property.

(d) The Real Property comprises all of the real property used by the Company in connection with the operation of the Company Business.

(e) The buildings and improvements on the Real Property are in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for their current uses and purposes.

(f) There are no physical conditions or defects on any part of the Real Property which would impair or would reasonably be expected to impair the continued operation of the Company Business.

4.12 Intellectual Property.

(a) All Necessary Rights; Absence of Actions and Judgments. The Company owns and has good and exclusive title, or has a valid, subsisting and enforceable license (sufficient for the conduct of its business) to all Company Intellectual Property; except where the failure to have good and/or exclusive title or a valid, subsisting and enforceable license would not have a Material Adverse Effect. Except as set forth in Section 4.12(a) of the Disclosure Schedules, to the Knowledge of the Company, there are no proceedings or actions currently before any Governmental Authority anywhere in the world relating to Company Intellectual Property, and no Company Intellectual Property is subject to any outstanding Order or Contract (including any settlement agreement) restricting in any manner the Use, transfer, or licensing thereof by the Company, or which may affect the validity, Use or enforceability thereof. To the Knowledge of the Company, the Company has the right to bring actions for infringement of all Company Intellectual Property owned by or exclusively licensed to it.

(b) No Violation. The execution, delivery and performance of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, will not (i) breach, violate or conflict with, or result in the modification, cancellation, or suspension of any instrument or other Contract relating to any Company Intellectual Property, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Intellectual Property or any of the Company’s rights therein or thereto, (iii) in any way impair any existing right of the Company to Use, or to bring any action for the infringement of, any Company Intellectual Property, or any portion thereof, or (iv) give rise to any right or acceleration of any royalties, fees or other payments to any third party. Immediately following the Closing Date, the Company will be permitted to exercise all of the Company’s rights under all Contracts relating to Company Intellectual Property to the same extent the Company was able to in the absence of the transactions contemplated hereby.

(c) No Infringement. To the Knowledge of the Company, no Use of the Company Intellectual Property by the Company or any of its Subsidiaries breaches, has violated or conflicted with, or violates or conflicts with any license (or sublicense) or other Contract of the Company with any third party. To the Knowledge of the Company, the Use of the Company Intellectual Property and the conduct of the Company Business have not, and do not, infringe or misappropriate, any common law or statutory rights of any third party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity. To the Knowledge of the Company, no third party has breached or violated or is breaching or violating any Contract with the Company or any of its Subsidiaries relating to any Company Intellectual Property, or has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property except as set forth in Section 4.12(c) of the Disclosure Schedules. Neither the Company nor any of its Subsidiaries has received any notice (whether in the form of invitation to license or otherwise) from any third party that any Company Intellectual Property or the conduct of the Company Business, has infringed or misappropriated or does or will infringe or misappropriate any common law or statutory rights of any other third party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property or other proprietary rights, rights of privacy or publicity, nor, to the Knowledge of the Company, is there any basis for any such assertion. There is no pending or, to the Knowledge of the Company, threatened claim, litigation or proceeding contesting or challenging the ownership of or the validity or enforceability of, or the Company’s right to Use, any Company Intellectual Property, nor, to the Knowledge of the Company, is there any basis for any such claim, litigation or proceeding.

4.13 Contracts  (a)  Except as disclosed in Section 4.13(a) of the Disclosure Schedules, neither the Company nor any Subsidiary is party or subject to, or bound by:

(i) any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to the Company or a Subsidiary of more than $100,000, or which is otherwise material and not entered into in the ordinary course of business;

(ii) any contract, lease or agreement involving payments in excess of $100,000, which is not cancelable by the Company or the Subsidiary, as applicable, without penalty on not less than 60 days notice;

(iii) any contract, including any distribution agreements, containing covenants directly or explicitly limiting the freedom of the Company or a Subsidiary to compete in any line of business or with any Person or to offer any of its products or services;

(iv) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets;

(v) any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors, employees, stockholders or consultants of the Company or a Subsidiary or Persons related to or affiliated with such Persons;

(vi) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company or a Subsidiary, including, without limitation, any agreement with any stockholder of the Company or a Subsidiary which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vii) any pension, profit sharing, retirement, stock option or stock ownership plans;

(viii) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or a Subsidiary or based on the revenues or profits derived from any material contract;

(ix) any acquisition, merger, asset purchase or other similar agreement;

(x) any sales agreement which entitles any customer to a right of set-off, or right to a refund after acceptance thereof;

(xi) any agreement with any supplier or licensor containing any provision permitting such supplier or licensor to change the price or other terms upon a breach or failure by the Company or its Subsidiary, as applicable, to meet its obligations under such agreement; or

(xii) any agreement under which the Company or a Subsidiary has granted any Person registration rights for securities.

(b) The Company has delivered to Purchaser accurate and complete copies of all written contracts identified in Section 4.13(b) of the Disclosure Schedules (collectively, the “Material Contracts”), including all amendments thereto. Neither the Company nor any Subsidiary has entered into any oral contracts which, if written, would be required to be disclosed in Section 4.13(b) of the Disclosure Schedules. Each of the Material Contracts is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Closing Date.

(c) Actions with Respect to Material Contracts.

(i) Neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Company's Knowledge, no other Person has violated or breached, or committed any default under any Material Contract in any material respect; and

(ii) To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract.

(d) No Consents. Except as set forth in Section 4.13(d) of the Disclosure Schedules, none of the Material Contracts contains any provision which would require the consent of third parties to the sale, issuance and/or delivery of the Shares, or any of the other transactions as contemplated hereunder or under any of the other Transaction Documents, or which would be altered as a result of such transactions.

4.14 Taxes(a) The Company and its Subsidiaries have timely and properly filed all Tax Returns required to be filed by them for all years and periods (and portions thereof) for which any such Tax Returns were due. All such filed Tax Returns are accurate in all material respects. The Company has timely paid all Taxes due and payable (whether or not shown on filed Tax Returns). There are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid. The reserves for Taxes, if any, reflected on the Financial Statements are adequate, and there are no Liens for Taxes on any property or assets of the Company and any of its Subsidiaries (other than Liens for Taxes not yet due and payable). There have been no audits or examinations of any Tax Returns by any Governmental Authority, and the Company or its Subsidiaries have not received any notice that such audit or examination is pending or contemplated. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the Knowledge of the Company, no state of facts exists or has existed which would constitute grounds for the assessment of any penalty or any further Tax liability beyond that shown on the respective Tax Returns. There are no outstanding agreements or waivers extending the statutory period of limitation for the assessment or collection of any Tax.

(b) All Taxes that the Company or its Subsidiaries has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing authority.

(c) Neither the Company nor any of its Subsidiaries is a party to any Tax-sharing agreement or similar arrangement with any other Person.

(d) Neither the Company nor any of its Subsidiaries is currently under any contractual obligation to pay to any Governmental Authority any Tax obligations of, or with respect to any transaction relating to, any other Person, or to indemnify any other Person with respect to any Tax, other than pursuant to this Agreement.

(e) The Company has made all necessary disclosures required by Treasury Regulation Section 1.6011-4. The Company has not been a participant in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of the Company (including pursuant to this Agreement or the Rights Agreements) will fail to be deductible for federal income tax purposes under Section 280G of the Code.

4.15 Employees.

(a) The Company and its Subsidiaries are not party to any collective bargaining agreements and, to the Company’s Knowledge, there are no attempts to organize the employees of the Company or any Subsidiary.

(b) The Company and its Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any service performed as of the date hereof or amounts required to be reimbursed to such employees. The Company has delivered to Purchaser copies of all employment agreements to which the Company or a Subsidiary is a party (collectively, the “Employment Agreements”) and which have not previously been filed by the Company with the Commission. Except as set forth in Section 4.15(b) of the Disclosure Schedules, the Company and its Subsidiaries have no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(c) Each Person who performs services for the Company or a Subsidiary has been, and is, properly classified by the Company or such Subsidiary as an employee or an independent contractor.

(d) To the Company's Knowledge, no employee or advisor of the Company or a Subsidiary is or is alleged to be in violation of any term of any employment contract, disclosure agreement, proprietary information and inventions agreement or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others, and the employment of the employees of the Company and its Subsidiaries does not subject the Company or the Company's stockholders to any liability. There is neither pending nor, to the Company's Knowledge, threatened any actions, suits, proceedings or claims, or, to the Company’s Knowledge, any basis therefor or threat thereof with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence.

4.16 Employee Benefit Plans. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan (as defined below) by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries. The execution and delivery of this Agreement and the issuance and sale of the Securities will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a “party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(ac), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code..

4.17 Insurance. The Company and its Subsidiaries maintain and keep in force with good and responsible insurance companies insurance in such amounts with such coverage or risks as are customary for similar businesses that operate in the same geographic regions as the Company and adequate to the needs of the Company and its Subsidiaries. Section 4.17 of the Disclosure Schedules sets forth a list of such insurance, stating the name and address of the insurance provider and the amount of insurance. Except as set forth in Section 4.17 of the Disclosure Schedules, there are no claims by the Company or a Subsidiary pending under any such policies. Such insurance policies are in full force and effect; all premiums with respect thereto are currently paid, and the Company and its Subsidiaries are in compliance with the terms thereof. Each insurance policy shall continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. To the Company’s Knowledge, there is no threatened termination of any such insurance policies.

4.18 Compliance with Environmental Requirements. Since their inception, neither the Company, nor any of its Subsidiaries have been, in violation of any applicable law relating to the environment or occupational health and safety, where such violation would have a Material Adverse Effect. Each of Company and its Subsidiaries has operated all facilities and properties owned, leased or operated by it in material compliance with the Environmental Laws.

4.19 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, currently threatened against the Company, any Subsidiary or any of their properties or assets (a) that may impair the right or ability of the Company to carry on the Company Business; (b) that questions the validity of this Agreement or the other Transaction Documents or the Company’s ability to consummate the transactions contemplated hereby and thereby, or (c) that, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and there is no basis for any of the foregoing. Neither the Company nor any Subsidiary is a party to, named in, or subject to any Order. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

4.20 No Brokers. Except as disclosed in Section 4.20 of the Disclosure Schedules, neither the Company nor, to the Company's Knowledge, any Company stockholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

4.21 Solvency. The Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

4.22 Related Party Transactions. Except as set forth in Section 4.22 of the Disclosure Schedules, none of the Company or any of its Affiliates, officers, directors, stockholders or employees, or any Affiliate of any of such Person, has any material interest in any property, real or personal, tangible or intangible, including Company Intellectual Property used in or pertaining to the business of the Company, except for the normal rights of a stockholder, or, to the Knowledge of the Company, any supplier, distributor or customer of the Company.

(a) Except for the agreements listed in Section 4.22(a) of the Disclosure Schedules, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, Affiliates, or, to the Company's Knowledge, any Affiliate thereof.

(b) To the Company's Knowledge, except as set forth in Section 4.22 of the Disclosure Schedules, no employee, officer or director of the Company or a Subsidiary has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company. To the Company's Knowledge, no member of the immediate family of any officer or director of the Company is directly or indirectly interested in any Material Contract.

(c) Except as set forth in Section 4.22(d) of the Disclosure Schedules, there are no amounts owed (cash and stock) to officers, director, consultants and Key Employees (salary, bonuses or other forms of compensation).

4.23 Disclosure. This Agreement (including exhibits hereto and the financial statements delivered to Purchaser), the Disclosure Schedules and the certificates and statements furnished pursuant to this Agreement by or on behalf of the Company do not contain any untrue statement of a material fact or omit to state a fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made. To the Company’s Knowledge, none of the current executive officers or directors of the Company during the previous five years have been (i) subject to a voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

4.24 Securities Act. (a) Except as disclosed on Section 4.24 of the Disclosure Schedules, the Company has filed all forms, reports and documents (the "SEC Documents") required to be filed by it with the Commission pursuant to the Securities Act and/or the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the Commission thereunder through the date of this Agreement. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and were complete and correct in all material respects, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the Closing, the Company shall have filed all forms, reports and documents set forth on Section 4.24 of the Disclosure Schedules so that the Company is current in its reporting obligations under the Securities Act and the Exchange Act, and the rules and regulations of the Commission thereunder.

(b) Subject to the accuracy of Purchaser’s representations in Article V hereof, the offer, sale and issuance of the Securities in conformity with the terms of this Agreement and the other Transaction Documents, constitute or will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the qualification or registration requirements of any applicable state securities laws as such laws exist on the date hereof, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.25 Use of Proceeds. Except as set forth on Section 4.25 of the Disclosure Schedule, the Company will use the proceeds from the sale of the Securities primarily for working capital, general corporate purposes and acquisitions previously approved by the Board of Directors and Purchaser and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s Business and consistent with prior practices), for the redemption of any Common Stock or securities convertible, exercisable or exchangeable into Common Stock, or for the settlement of any outstanding litigation.

4.26 SAFE Compliance.  (a)  Except for the individuals set forth in Section 4.27 of the Disclosure Schedule, there is no shareholder of the Company that is subject to the registration requirements under (i) Circular 75 issued by the State Administration of Foreign Exchange of the People’s Republic of China on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investment by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005 (“Circular 75”), (ii) the Interim Regulation on Merger and Acquisition of Domestic Enterprise by Foreign Investors, promulgated on August 8, 2006 and effective as of September 8, 2006 and (iii) Circular 106 issued by the State Administration of Foreign Exchange of the People’s Republic of China on May 29, 2007 regarding the implementation measures of Circular 75, or any successor rule or regulation under the Law of the People’s Republic of China (collectively, the “PRC Regulations”). The Company represents that each individual set forth in Section 4.27 of the Disclosure Schedule are in compliance with the registration requirements under the PRC Regulations and the upon request by Purchaser shall provide Purchaser documentation that is reasonably satisfactory to Purchaser evidencing that each such individual has complied with the registration requirements under the PRC Regulations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

5.1 Investment for Own Account. The Securities are being or will be acquired for Purchaser's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, or applicable state securities laws.

5.2 No Registration. Purchaser understands that (a) the Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and have not been qualified under any state securities laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (b) the Company's reliance on such exemptions is predicated on Purchaser's representations set forth herein. Purchaser understands that the resale of the Securities may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration.

5.3 Accredited Investor. Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear the economic risk of the purchase of the Securities pursuant to the terms of this Agreement and the other Transaction Documents, including a complete loss of Purchaser's investment in the Securities. Purchaser understands that the purchase of the Securities involves substantial risk. Purchaser: (i) has experience as an investor in securities of companies in the exploration stage and acknowledges that Purchaser is able to fend for itself, can bear the economic risk of Purchaser's investment in the Securities and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Purchaser to be aware of the character, business acumen and financial circumstances of such persons.

5.4 Power and Authority. Purchaser has the full right, power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and this Agreement and each of the other Transaction Documents to which it is a party constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

5.5 No Approvals. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement or each of the other Transaction Documents, the consummation by Purchaser of the transactions contemplated hereby and thereby, the performance by Purchaser of its obligations hereunder and thereunder, or the purchase of the Securities.

5.6 Noncontravention. The execution and delivery by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, the performance by Purchaser of its obligations hereunder and thereunder, and the purchase of the Securities, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Purchaser, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) Purchaser’s organizational documents, as amended, and as in effect on the date hereof, (ii) any agreement to which Purchaser is a party or otherwise bound or otherwise under which Purchaser has rights or benefits, or (iii) any Law or Order; in each case applicable to Purchaser or any of its properties or assets.

5.7 Disclosure of Information. Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. The Purchaser further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Purchaser or to which Purchaser had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Article IV.

ARTICLE VI
CERTAIN COVENANTS

6.1 Regulatory and Other Approvals. Each party hereto shall, prior to the Closing, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith use all commercially reasonable efforts, as promptly as practicable, to obtain any and all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required to consummate the transactions contemplated hereby and by each of the other Transaction Documents, and (b) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith. The Company shall provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any material communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or each of the other Transaction Documents.

6.2 Information. Unless otherwise restricted by an agreement or arrangement with a third party or by Law, to the extent commercially reasonable, the Company shall, prior to the Closing, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Representatives”) with full access, upon reasonable prior notice and during normal business hours, to the key employees and agents of the Company and to the Company’s assets and accountants, and (b) furnish Purchaser and its Representatives with all such information and data concerning the Company’s businesses as Purchaser or any of such other Persons reasonably may request in connection with such investigation subject to the Representatives’ being bound by appropriate confidentiality obligations and restrictions; provided that, if the Company is not able to grant Purchaser or its Representatives access and furnish information required by this Section 6.2 due to restrictions imposed by third party agreements or arrangements, it shall notify Purchaser (which such notice shall describe in reasonable detail the basis for withholding information and general nature of such information) and use all reasonable efforts to obtain a waiver of such restrictions from the relevant third parties.

6.3 Information Updates. The Company shall, prior to the Closing, notify Purchaser in writing of, and as promptly as practical will provide Purchaser with true and complete copies of, any and all material information or documents relating to, any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, occurring after the date of this Agreement and prior to the Closing that causes any covenant of the Company under this Agreement or any other Transaction Documents to be breached or that renders untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.

6.4 Conduct of the Company. From the date hereof until the Final Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and shall preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Final Closing Date, other than as contemplated by this Agreement or any other Transaction Documents, the Company shall not, and shall cause each of its Subsidiaries not to, without Purchaser’s prior written consent, take any action that would constitute a breach or violation of Section 4.8 of this Agreement. This covenant shall automatically expire if the Final Closing Date shall not have occurred on or before 30 days following the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

6.5 Confidentiality. Each of the parties hereto hereby agrees that any information regarding (i) a party to this Agreement or such party’s business, assets, management or operating plans (“Party Confidential Information”), (ii) the terms and conditions of this Agreement, (iii) the Purchaser’s acquisition of the Securities or (iv) the negotiation and execution of this Agreement shall be held in confidence by both parties, and neither party shall make any disclosure of any such information unless (a) the release of such information is ordered pursuant to a subpoena or other order from a court or Governmental Authority of competent jurisdiction, (b) the release of such information is otherwise required by applicable law, including, without limitation, the requirement of the Company under the Exchange Act to file a current report on Form 8-K that discloses the transactions contemplated hereby and includes copies of this Agreement and the other Transaction Documents, or (c) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any applicable Law or other restriction; provided that disclosure of such information may be made by Purchaser to any Affiliate, or to any transferee or assignee of the Securities, so long as such Affiliate, transferee or assignee is bound by confidentiality obligations reasonably similar in substance to those set forth in this Section 6.5. The confidentiality obligations of each party with respect to the other party’s Party Confidential Information shall continue for a period of two (2) years following the date hereof, and during such period neither party shall use the other party’s Party Confidential Information for any purpose other than in connection with the transactions contemplated herein or in any of the other Transaction Documents. Each of the parties hereto hereby further agrees that such party shall obtain no intellectual property or other rights with respect to any information disclosed by the other party to such party in any investigation pursuant to Section 6.2, or during the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, and all such information shall remain the property of the disclosing party. Each party agrees that it shall, upon learning that disclosure of such information is sought in or by a court or Governmental Authority of competent jurisdiction or through other means, give prompt notice to the other party and allow the other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information.

6.6 Reservation of Shares.  As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, the maximum number of shares of Common Stock for the purpose of enabling the Company to issue the Conversion Shares and the Warrant Shares.

6.7 Compliance with Laws.   For so long as any Series A Purchaser owns any Securities, the Company shall comply in all material respects with the Company’s reporting, filing and other obligations under the securities Laws.

6.8 Employment Agreements. No later than sixty (60) days following the Closing, the Company shall enter into employment agreements with respect to the employees identified on Schedule 6.8 attached hereto in form and substance reasonably satisfactory to Purchaser.

6.9 [Intentionally omitted]

6.10 Corporate Existence; No Conflicting Agreements. For so long as any Series A Purchaser owns Securities, the Company shall take all steps necessary to preserve and continue the corporate existence of the Company. For so long as any Series A Purchaser owns any Securities, the Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

6.11 Listing, Securities Exchange Act of 1934 and Rule 144 Requirements.  The Company shall continue its obligation to report to the Commission under Section 12 of the 1934 Act and shall use its best efforts to comply in all material respects with its reporting and filing obligations under the 1934 Act for so long as any Series A Purchaser owns any Securities. For so long as any Series A Purchaser owns Securities, the Company shall not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act except as permitted under the Transaction Documents. For so long as any Series A Purchaser owns any Securities, the Company shall take all action necessary to continue the quotation or listing of its Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading or may be traded in the future. Subject to the terms of the Transaction Documents, the Company further covenants that it shall take such further action as Purchaser may reasonably request, all to the extent required from time to time to enable Purchaser to sell the Securities and without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of Purchaser, the Company shall deliver to Purchaser a written certification of a duly authorized officer as to whether it has complied with such requirements.

6.12 [intentionally omitted.]

6.13 Auditor.

Within ninety (90) days following the Closing, the Company shall replace its independent public auditor with an independent public auditor that is reasonably acceptable to Purchaser.

6.14 Investor and Public Relations.  The Company shall deposit or cause to be deposited Five Hundred Thousand Dollars ($500,000) of the Purchase Price funded on the Closing Date in an escrow account pursuant to the Closing Escrow Agreement to be used by the Company in connection with investor and public relations.

6.15 Directors.  (a)  No later than sixty (60) days after the Final Closing Date, the Company shall increase the size of the Board to seven and shall cause the appointment of the majority of the Board of Directors to be “independent directors”, as defined by the rules of the American Stock Exchange Company Guide. Purchaser shall have the right to nominate two members to the Board of Directors and, at Purchaser’s option, to the board of directors of any Subsidiaries (including the Honorary Chairman of the Board of Directors of the Company and/or any Subsidiaries) upon Closing, and shall have the right to nominate additional two members to the Board of Directors and, at Purchaser’s option, to the board of directors of any Subsidiaries (including the Chairman of the Board of Directors of the Company or any Subsidiaries) upon Final Closing. A majority of the Board of Directors shall be (A) familiar with the oil and gas industry, and (B) based in the United States and available to act as the Company’s spokesperson to the US markets in the absence of the senior management members of the Company. This covenant shall expire once the Series A Purchasers own less than 25% of the Series A Shares originally purchased hereunder.

6.16 Committees of the Board. No later than sixty (60) days after the Closing Date, the Company shall have (i) an audit committee comprised solely of not less than three independent directors, (ii) a compensation committee comprised of not less than three directors, a majority of whom are independent directors, and (iii) a corporate governance and nominating committee of not than three directors, a majority of whom are independent directors. The appointment of the Chairman of the audit committee and the Vice Chairman of the Board of Directors (who shall serve as the Chairman of the corporate governance and nominating committee) shall be approved by Purchaser, which approval shall not be unreasonably withheld. This covenant shall expire once the Series A Purchasers own less than 25% of the Series A Shares originally purchased hereunder.

6.17 Right of First Refusal.  (a)  For a period of two (2) years following the Closing Date (or, if the Final Closing shall have occurred, two (2) years following the Final Closing Date), the Company shall promptly notify (in no event later than five (5) Trading Days after making or receiving an applicable offer) in writing (a "Rights Notice") each Series A Purchaser of the terms and conditions of any proposed offer or sale to any third party by the Company in a transaction that is exempt from the registration requirements of the Securities Act, of Common Stock or any debt or equity securities convertible, exercisable or exchangeable into Common Stock (a “Subsequent Financing”). The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the names and investment amounts of all investors participating in the Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall not be less than ten (10) Trading Days from the date of the receipt of the Rights Notice by the Series A Purchasers, and all of the terms and conditions thereof and proposed definitive documentation to be entered into in connection therewith. The Rights Notice shall provide each Series A Purchaser an option (the “Rights Option”) during the five (5) Trading Days following delivery of the Rights Notice (the “Option Period”) to inform the Company whether such Series A Purchaser will purchase up to its pro rata portion of all or a portion of the securities being offered in such Subsequent Financing on the same, absolute terms and conditions as contemplated by such Subsequent Financing. If a Series A Purchaser elects not to participate in such Subsequent Financing, the other Series A Purchasers may participate on a pro-rata basis so long as such participation in the aggregate does not exceed the total purchase price that the Series A Purchasers paid for the purchase of the Series A Preferred Stock hereunder and in the Additional Series A Financing.

(b) For purposes of this Section, all references to “pro rata” means, for any Series A Purchaser electing to participate in such Subsequent Financing, the percentage obtained by dividing (x) the aggregate number of Series A Preferred Stock purchased by such Series A Purchaser at the Closing and/or Final Closing by (y) the total number of all of the Series A Preferred Stock purchased by all of the Series A Purchasers at the Closing and Final Closing. Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the purchase price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from the Series A Purchasers within the Option Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date with a third party; provided that all of the material terms and conditions of the closing are the same as those provided to the Series A Purchasers in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur on that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this Section 6.20(a), including, without limitation, the delivery of a new Rights Notice. The provisions of this Section 6.20(a) shall not apply to issuances of securities in a Permitted Financing.

(c) For purposes of this Agreement, a Permitted Financing (as defined hereinafter) shall not be considered a Subsequent Financing. A "Permitted Financing" means collectively issuances by the Company of (i) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities; provided such underwritten public offering shall provide gross proceeds to the Company of not less than $10,000,000 and shall have been approved in advance by the Majority Holder, (ii) securities issued (other than for cash) in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Majority Holders, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Closing Date or issued pursuant to the Purchase Agreements (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Majority Holders, (v) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s equity incentive plans outstanding as they exist on the Closing Date (as defined in the First Purchase Agreement), (vi) the issuance or grants of options to purchase Common Stock to employees, officers or directors of the Company pursuant to any equity incentive plan duly adopted by the Board of Directors or a committee thereof established for such purpose so long as such issuances in the aggregate do not exceed ten percent (10)% of the issued and outstanding shares of Common Stock as of the Final Closing Date (as defined in the First Purchase Agreement) and the specified price at which the options may be exercised is equal to or greater than the VWAP as of the date of such grant, and (vii) any warrants, shares of Common Stock or other securities issued to a placement agent and its designees for the transactions contemplated by the Purchase Agreements.

6.18 Deliveries from Escrow Based on Income Targets.

(a) The Company expects that

(i) the Company’s audited consolidated After-Tax Net Income for the fiscal year ending December 31, 2008 shall be at least $4.3 million and the Earnings Per Share on a Fully-diluted Basis shall be at least $0.0261; provided that the Closing shall have occurred on or prior to August 15 ; provided further, that if the Closing shall have been delayed through no fault of Purchaser, the Earnings Per Share on a Fully-diluted Basis shall remain $0.0261 (the “2008 Target Numbers”) and

(ii) the Company’s audited consolidated After-Tax Net Income for the fiscal year ending December 31, 2009 shall be at least $6.0 million and the Earnings Per Share on a Fully-diluted Basis shall be at least $0.0294; provided that the Final Closing shall have occurred within 30 days of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (or the audited consolidated After-Tax Net Income shall be at least $4.5 million and the Earnings Per Share on a Fully-diluted Basis shall be at least $0.0273 if the Final Closing shall not have occurred (the “2009 Target Numbers”, together with 2008 Target Number, the “Target Numbers”). The Target Numbers regarding Earnings Per Share on a Fully-diluted Basis shall be adjusted to reflect the effect of any stock split and stock combination.

(b) As Purchaser is relying on such expected profit in making its investment hereunder, and in order to attempt to make whole Purchaser in the event these numbers are not met, the Company shall deliver to the Escrow Agent at the Closing and Final Closing the Make Good Escrow Shares (as defined below).

(c) If either or both of the Company’s audited and consolidated After-Tax Net Income and the applicable Earnings Per Share on a Fully-diluted Basis for the fiscal years ending December 31, 2008 or 2009 does not meet the applicable Target Number for such year, and the Percentage Shortfall (as defined below) for such year is less than fifty percent (50%), but equal or greater than fifteen percent (15%), then an Adjustment Percentage for such year shall be determined. For purposes of this Section, the “Percentage Shortfall” shall mean the greater of (A) the percentage obtained by dividing (w) the amount of the shortfall of the After-Tax Net Income from the applicable Target Number by (x) the applicable Target Number for such year or (B) the percentage obtained by dividing (y) the amount of the shortfall of the Earnings Per Share on a Fully-Diluted Basis for such year from the applicable Target Number for such year by (z) the applicable Target Number for such year. For purposes of this Section, the “Adjustment Percentage” for 2008 or 2009 shall mean the percentage that the Percentage Shortfall for such year bears to fifty percent (50%). For example, if the Percentage Shortfall for 2008 is 20%, the Adjustment Percentage would be 40%, and 40% of the total number of Company Deposited Escrow Shares then required to be in escrow would be delivered to the Purchasers on a pro rata basis, with the balance being retained by the Escrow Agent pursuant to this Agreement.

(d) The Parties hereby agree that:

(i) If the Percentage Shortfall for 2008 or 2009, as applicable, is less than fifty percent (50%) but equal or greater than fifteen percent (15%), then the Escrow Agent shall deliver to the Series A Purchasers on a pro rata basis such number of shares of Series A Preferred Stock as is determined by multiplying the Adjustment Percentage by Make Good Escrow Stock and retain the balance.

(ii) If the Percentage Shortfall for 2008 or 2009, as applicable, is equal to or greater than fifty percent (50%), then the Escrow Agent shall deliver all of the remaining Make Good Escrow Shares then held by the Escrow Agent to Purchaser.

(iii) If the Percentage Shortfall for 2008 is less than fifteen percent (15%), then all of the Make Good Escrow Shares shall remain in escrow as Make Good Escrow Shares for fiscal year 2009 to be distributed in accordance with this Section 6.19(d).

(iv) If the Percentage Shortfall for 2009 is less than fifteen percent (15%), then all of the Make Good Escrow Shares remain in escrow shall be returned to the Company for cancellation.

(e) At the Closing, the Company shall issue and deposit the number of shares of Series A Preferred Stock equal to 30% of the number of shares of Series A Preferred Stock issued hereunder to be held by the Escrow Agent pursuant to the terms and conditions of the Share Escrow Agreement (collectively, the “2008 Make Good Escrow Shares”). Upon distribution to Purchaser of the Make Good Escrow Shares for fiscal year 2008 pursuant to this Section, if any, within 10 days of the date on which such distribution is required to be made hereof, the Company shall replenish the Make Good Escrow Shares by issuing and delivering the number of shares of Series A Preferred Stock equal to the number of Series A Preferred Stock so distributed to be held in escrow for 2009 distributions pursuant to this Section 6.18 (such total number of shares of Series A Preferred Stock held in escrow, the “2009 Make Good Escrow Shares” and together with 2008 Make Good Escrow Shares, collectively, the “Make Good Escrow Shares”).

(f) The determination regarding the number and the distribution, if any, of the Make Good Escrow Shares to be distributed to the Purchaser pursuant to this Section 6.18 shall be made within five (5) Trading Days after the date the Company is required to file its Annual Report on Form 10-K for the applicable fiscal year with the Commission (after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act). In the event that the Company does not file its Annual Report on Form 10-K for the year ended December 31, 2008 or 2009, as applicable, with the Commission within thirty (30) days after the date such filing was required, after giving effect to any extension pursuant to Rule 12b-25 of the Exchange Act, all of the remaining Make Good Escrow Shares shall be delivered to the Purchaser within five (5) Trading Days following the expiration of such thirty (30) day period.

(g) The Parties understand that, pursuant to the Share Escrow Agreement, the Escrow Agent will not make any deliveries of shares without the signed written instructions from the Company and the Purchaser.

(h) Notwithstanding anything to the contrary contained in this Section 6.18 or in the Share Escrow Agreement, the Parties agree that for purposes of determining whether or not the Target Numbers have been achieved,

(i) the release of any or all of the Make Good Escrow Shares shall not be counted as an expense, charge, or other deduction from revenues in calculating net income even though GAAP may require contrary treatment,

(ii) any registration delay payments arising under the Registration Rights Agreement that are accrued or paid by the Company to any Series A Purchaser will be excluded from the calculation of net income, and

(i) So long as the Make Good Escrow Shares remain in escrow, such shares shall not be counted in calculating a quorum for stockholder voting purposes nor shall such shares be voted at any meeting of stockholders or included in a written consent.

6.19 Performance Incentive.  Purchaser shall deposit the number of shares of Series A Preferred Stock equal to 2% of the total number of shares of Series A Preferred Stock issued hereunder (or 46,434 shares) into a separate escrow account (the “Performance Incentive Shares”) to be held by the Escrow Agent as performance incentive to the persons set forth in Schedule 6.19 (the “Members of the Management”) attached hereto pursuant to the terms and conditions of the Share Escrow Agreement. If the Company’s audited and consolidated After-Tax Net Income and Earnings Per Share on a Fully-Diluted Basis for each of the fiscal years ended December 31, 2008 and 2009 meet the applicable Target Number, the Performance Incentive Shares shall be converted into Common Stock at the then applicable Conversion Ratio (as defined in the Series A Certificate) and shall be distributed to the Members of the Management within ten (10) Trading Days after the date the Company is required to file its Annual Report on Form 10-K for the applicable fiscal year with the Commission.

6.20 Exchange Listing The Company agrees that (i) the Company shall list and trade its shares of Common Stock on the Nasdaq Capital Market or the Nasdaq Global Market or any successor market thereto (collectively, “Nasdaq”), or American Stock Exchange or any successor market thereto (together with Nasdaq, each a “National Stock Exchange”) and shall include in the listing application the Conversion Shares and Warrant Shares, and shall take such other action as necessary or desirable to cause its Common Stock to be listed on such National Stock Exchange as promptly as possible and shall in no event be later than January 31, 2010, and (ii) the Company shall take all action reasonably necessary and desirable to continue the listing and trading of its Common Stock on the National Stock Exchange and shall comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Stock Exchange. At the Closing, the Company shall issue and deposit the number of shares of Series A Preferred Stock equal to 2.5% of the number of shares Series A Preferred Stock issued hereunder and at the Final Closing, the Company shall issue and deposit the number of shares of Series A Preferred Stock equal to 2.5% of the number of shares of Series A Preferred Stock issued in the Additional Series A Financing (collectively, the “Listing Shares”), into an escrow account to be held by the Escrow Agent pursuant to the Share Escrow Agreement. In the event shares of Common Stock are not listed and trading on a National Stock Exchange by January 31, 2010, the Listing Shares shall be distributed to the Series A Purchasers on a pro-rata basis no later than February 28, 2010.

6.21 Non Compete. The Company and any Affiliated or related entities under the control of the Company may not, be involved in any business or ventures which in any way may be deemed to be competitive or have a similar nature in any way to the Company Business unless such activity is fully within the Company. Within ninety days (90) following the Closing, the Company shall, and the Company shall cause its Affiliated or related entities under the control of the Company to, enter into non compete agreements with its respective directors and officers with standard and customary terms that are reasonably satisfactory to Purchaser.

6.22 Lock-Up Agreement. The persons listed on Schedule 6.24 attached hereto shall be subject to certain lock-up provisions provided in the Shareholders Agreement, which shall provide the manner in which such persons may sell, transfer or dispose of their shares of Common Stock.

6.23 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Stock. The pledge of Common Stock shall not be deemed to be a transfer, sale or assignment of the Common Stock hereunder, and Purchaser effecting a pledge of Common Stock shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. At Purchasers' expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Stock may reasonably request in connection with a pledge of the Common Stock to such pledgee by Purchaser.

6.24 Employment and Consulting Contracts. For so long as any shares of Series A Preferred Stock shall remain outstanding, the Company shall obtain approval from the compensation committee of the Board of Directors (the “Compensation Committee”) (or prior to the establishment of the Compensation Committee, the majority of the independent directors of the Board of Directors) that any awards other than salary are customary, appropriate and reasonable for any officer, director or consultants whose compensation is more than $100,000 per annum. This Section 6.27 does not apply to attorneys, accountants and other persons who provide professional services to the Company.

6.25 Appointment of Chief Financial Officer. No later than ninety (90) days after the Closing Date, the Company shall hire a chief financial officer who is proficient in English and Chinese, knowledgeable with respect to the capital markets in the United States, familiar with SEC reporting and the generally accepted accounting principles in the United States and is reasonably acceptable to Purchaser.

6.26 [intentionally omitted.]

6.27 Subsequent Registrations. Except as set forth in Section 6.30 of the Disclosure Schedule, the Company shall not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of the Company prior to the time that all Conversion Shares and Warrant Shares are registered pursuant to one or more effective registration statement(s), and the prospectus and amendments forming a portion of such registration statement(s) is available for resale of all Conversion Shares and Warrant Shares.

6.28 Disclosure of Transaction. The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) as soon as practicable after the Closing but in no event later than 9:00 A.M. Eastern Time on the fourth Trading Day following such Closing. The Company shall also file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) Trading Day following such Closing Date, which Press Release and Form 8-K shall be subject to prior review and comment by Purchaser.

6.29 Other Restrictions. For so long as at least 25% of the shares of Series A Preferred Stock originally purchased hereunder remain outstanding, neither the Company nor any Subsidiaries, without the consent of the holders of at least 50% of the then outstanding shares of Series A Preferred Stock (the “Majority Holders”), shall (i) involve or engage in any business or undertake any activities that are not part of, or related to, the business or along the same line of the Company Business, (iii) sell, transfer, encumber with any Lien or otherwise dispose any of any material portion of its properties, assets and rights to any person except for sales to customers in the ordinary course of the Company Business.

6.30 Reverse Split Within the earlier of (i) ninety (90) days of the Final Closing and (ii) March 31, 2009 (the “Reverse Split Deadline”), the Company shall obtain the necessary corporate and shareholder approval and shall file an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware effecting one or more reverse stock splits of the issued and outstanding Common Stock at a reverse split ratio in each such reverse stock split to be approved by the Company’s Board of Directors for the purposes of listing its Common Stock on a National Stock Exchange (the “Reverse Split”); provided that if Purchaser’s approval is required to effect such Reverse Split, Purchaser shall not unreasonably withhold its approval. If the Reverse Split shall not have been effected on or prior to the Reverse Split Deadline, the Company shall pay to Purchaser as liquidated damages, not as penalty, an amount equal to one (1%) of the Purchase Price paid by Purchase hereunder for each 30 day period the Reverse Split has not occurred, calculated for each day that the Reverse Split shall not have become effective; provided, however, such liquidated damages shall in no event exceed 15% of the purchase price.

ARTICLE VII
TERMINATION

7.1 Termination of Agreement. The parties hereto may terminate this Agreement as provided below:

(a) Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that (i) the Company is in breach of any covenant contained in this Agreement and such breach is not cured within 30 days after written notice from Purchaser of such breach; or (ii) the representations and warranties of the Company contained in this Agreement shall have been untrue on the date when made (or in the case of any representations or warranties that are made as of a different date or period, as of such different date or period), but only to the extent that such breach or inaccuracy of a representation or warranty is not cured within 30 days after the date of the applicable notice.

(c) The Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event (i) Purchaser is in breach of any covenant contained in this Agreement and such breach is not cured within 30 days after written notice from the Company of such breach unless such breach involves the failure to pay the Purchase Price, in which case, the Purchaser shall only have five days to cure such breach; or (ii) the representations and warranties of Purchaser contained in this Agreement shall have been untrue on the date when made (or in the case of any representations or warranties that are made as of a different date or period, as of such different date or period), but only to the extent that such breach or inaccuracy of a representation or warranty is not cured within 30 days after the date of the applicable notice.

7.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 7.1, all obligations of the parties hereunder will terminate without liability of any party to the other party; provided, that the provisions of Sections 6.5, 9.4, 9.5, 9.6, 9.7, 9.8, and 9.10 will survive termination and remain in full force and effect; and provided, further, that no such termination shall release any party of liability to any other party for damages or otherwise by reason of the breach of any of the provisions of this Agreement.

ARTICLE VIII
INDEMNITY

8.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of twenty four (24) months; provided, however, that the representations and warranties contained in Section 4.2 (Capital Structure), 4.3 (Power, Authorization and Validity), 4.4 (Noncontravention); and 4.14 (Taxes), shall survive the Closing for a period equal to the applicable statute of limitations. The covenants of the parties shall survive the Closing until such time as they have been fully performed.

8.2 Indemnity(a) The Company hereby agrees to indemnify, defend and hold harmless Purchaser, its respective Affiliates, successors and assigns, and each of their respective officers, directors, employees and agents (the “Purchaser Indemnified Parties”), from and against, and agrees to pay or cause to be paid to the Purchaser Indemnified Parties all amounts equal to the sum of, any and all claims, demands, costs, expenses, losses and other liabilities of any kind that the Purchaser Indemnified Parties may incur or suffer (including without limitation all reasonable legal fees and expenses) which arise or result from any breach of or failure by the Company to perform any of its representations, warranties, covenants or agreements in this Agreement. The rights of Purchaser hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by Law.

(b) Purchaser hereby agrees to indemnify, defend and hold harmless the Company, its respective Affiliates, successors and assigns, and each of their respective officers, directors, employees and agents (the “Company Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”), from and against, and agrees to pay or cause to be paid to the Company Indemnified Parties all amounts equal to the sum of, any and all claims, demands, costs, expenses, losses and other liabilities of any kind that the Company Indemnified Parties may incur or suffer (including without limitation all reasonable legal fees and expenses) which arise or result from any breach of or failure by Purchaser to perform any of its representations, warranties, covenants or agreements in this Agreement. The rights of the Company hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by Law. Notwithstanding anything to the contrary provided in the foregoing, the maximum aggregate liability of Purchaser pursuant to its indemnification obligations under this Section 8.2(b) shall not exceed the Purchase Price paid by Purchaser hereunder.

(c) No Party shall be entitled to indemnification pursuant to Section 8.2, unless and until the aggregate amount of all damages to such Party with respect to such matters for which indemnification is available exceeds $100,000, at which time, subject to the following cap, it shall be entitled to indemnification for the total amount of such damages.

8.3 Procedures. If a third party shall notify an Indemnified Party with respect to any matter that may give rise to a claim for indemnification under the indemnity set forth above in Section 8.2, the procedure set forth below shall be followed.

(a) Notice. The Indemnified Party shall give to the party providing indemnification (the “Indemnifying Party”) written notice of any claim, suit, judgment or matter for which indemnity may be sought under Section 8.2 promptly but in any event within 30 days after the Indemnified Party receives notice thereof; provided, however, that failure by the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability it shall otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice shall set forth in reasonable detail, if known, (i) the basis for such potential claim and (ii) the dollar amount of such claim. The Indemnifying Party shall have a period of 20 days within which to respond thereto. If the Indemnifying Party does not respond within such 20-day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity.

(b) Defense of Claim. With respect to a claim by a third party against an Indemnified Party for which indemnification may be sought under this Agreement, the Indemnifying Party shall have the right, at its option, to be represented by counsel of its choice and to assume the defense or otherwise control the handling of any claim, suit, judgment or matter for which indemnity is sought, which is set forth in the notice sent by the Indemnified Party, by notifying the Indemnified Party in writing to such effect within 20 days of receipt of such notice; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment based upon the advice of counsel, it is advisable in light of the separate interests of the Indemnified Party to be represented by separate counsel, and in that event the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party does not give timely notice in accordance with the preceding sentence, the Indemnifying Party shall be deemed to have given notice that it does not wish to control the handling of such claim, suit or judgment. In the event the Indemnifying Party elects (by notice in writing within such 20-day period) to assume the defense of or otherwise control the handling of any such claim, suit, judgment or matter for which indemnity is sought, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all fees (including reasonable attorneys' fees, accountants, consultants and engineering fees) and expenses incurred by the Indemnifying Party prior to such election. In the event that the Indemnifying Party does not assume the defense or otherwise control the handling of such matter, the Indemnified Party may retain counsel, as an indemnification expense, to defend such claim, suit, judgment or matter.

(c) Final Authority. Each of the parties shall cooperate in the defense of any such claim or litigation. In connection with any claim, suit or other proceeding with respect to which the Indemnifying Party has assumed the defense or control, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party. In connection with any claim, suit or other proceeding with respect to which the Indemnifying Party has not assumed the defense or control, the Indemnified Party may not compromise or settle such claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld.

ARTICLE IX
MISCELLANEOUS

9.1 Legend. The Company and Purchaser acknowledge and agree that each certificate representing the Securities may be endorsed with the following legends:

(a) The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of certain states. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws.

(b) Any other legends required by applicable Laws.

The Company may instruct its transfer agent not to register the transfer of the Securities, unless the conditions specified in the foregoing legends are satisfied.

9.2 Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to Section 9.1 and the stop transfer instructions with respect to such Securities shall be removed and the Company shall issue a certificate without such legend to the holder thereof (a) if such Securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, (b) if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act, or (c) if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company to the effect that a sale, transfer or assignment of such Securities may be made without registration.

9.3 Waivers and Amendments. All waivers and amendments hereunder must be made in writing, and failure of any party at any time to require another party's performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

9.4 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to the principles of conflicts of law thereof.

9.5 Dispute Resolution.

(a) Subject to Section 9.5(b), any dispute, controversy or claim relating to or arising under, out of or in connection with this Agreement or the validity, enforceability, construction, performance or breach of this Agreement (“Dispute”) shall be determined by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules (“Rules”) then in force on the date of commencement of the arbitration. The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules unless the parties otherwise agree that the arbitration may be conducted by a single arbitrator appointed in accordance with the Rules. The place of arbitration shall be New York, New York, and the language of the arbitration shall be English. The arbitrators shall determine the Dispute and render a final award in accordance with the internal laws of the State of New York. The award rendered shall be final and binding on the parties. The parties agree that any award shall be enforceable pursuant to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The costs of arbitration, including administrative fees and fees of arbitrators, shall be shared equally by the parties unless otherwise specified by the arbitrators. Each party shall bear the cost of its own attorneys’ and experts’ fees; provided that the arbitrators may in their discretion award to the prevailing party the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding.

(b) The parties recognize that irreparable injury may result from a breach of this Agreement and that money damages would be inadequate to fully remedy the injury resulting from such breach. In order to prevent such injury, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of the arbitrators a party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief in any court of competent jurisdiction (“Temporary Relief”). Any party seeking Temporary Relief shall (if arbitration has not been commenced) simultaneously commence arbitration. Such court ordered Temporary Relief shall not continue beyond the entry of any temporary or permanent injunctive relief granted by the arbitrators or any final award by the arbitrators, whichever occurs first.

9.6 Successors and Assigns. Neither this Agreement nor any right or obligation hereunder is assignable in whole or in part, whether by operation of Law or otherwise, by any party without the express written consent of the other party hereto and any such attempted assignment shall be void and unenforceable. Notwithstanding the foregoing, Purchaser may transfer or assign this Agreement or any right or obligation hereunder to an Affiliate at any time prior to or after the Closing. This Agreement and the rights and obligations hereunder shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assignees, and no other person shall acquire or have any rights under or by virtue of this Agreement.

9.7 Entire Agreement. This Agreement, the exhibits hereto, each of the other Transaction Documents, and the other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

9.8 Notices, etc. All notices, requests, demands, and other communications under this Agreement shall be in writing and delivered in person or sent by facsimile or sent by certified mail, postage prepaid, or by nationally recognized courier service and properly addressed as follows:

to the Company:

China New Energy Group
17th Floor, HongJi Building, JinWei Road
HeBei District, Tianjin, China
Attn: _________________________
Tel. No.: __________________________
Fax No.: ___________________________
Email:

with a copy to, which shall not constitute notice hereunder,

Thelen Reid Brown Raysman & Steiner LLP
701 8th Street NW
Washington, D.C. 20001
Attn.: Louis A. Bevilacqua, Esq.
Tel. No.:
Fax No.:: (202) 508-4321
Email:

to Purchaser:

China Hand Fund I, LLC
558 Lime Rock Road
Lakeville, CT  06039
Attn: Mary Fellows
Tel. No.: 860-435-7000
Fax No.: 860-435-6540
Email: mfellows@kuhnsbrothers.com

with a copy to, which shall not constitute notice hereunder,

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
USA
Attn: Darren L. Ofsink, Esq.
Tel.: (212) 371-8008
Fax No.; (212) 688-7273
Email: dofsink@golawintl.com

Any party hereto may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.8 if delivered personally, by facsimile or by nationally recognized courier service, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

9.9 Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

9.10 Expenses. The legal fees and other expenses incurred by the parties with respect to this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, shall be paid for by the Company. At the Closing, Purchaser may deduct from the Purchase Price the aggregate amount of such fees and expenses incurred by Purchaser in accordance with Section 3.1(j). In the event that this Agreement is terminated pursuant to Sections 7.1(b), the Company will promptly pay to Purchaser, upon demand therefor, the amount of such fees and expenses incurred by Purchaser. Notwithstanding the foregoing, in no event shall the fees and expenses payable by the Company pursuant to this Section 9.10 exceed $100,000.

9.11 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered by facsimile signatures.

9.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures follow on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:

CHINA NEW ENERGY GROUP COMPANY

By: /s/ Shang Jiaji

Name:	Shang Jiaji
Title:	Chief Executive Officer
Chairman of the Board of Directors

PURCHASER:

CHINA HAND FUND I, LLC

By: /s/ John D. Kuhns

Name:	John D. Kuhns
Title:	Member-Manager

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement to which this Exhibit A is attached, and for purposes of the other Transaction Documents, unless otherwise specifically defined therein, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 9.5(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person's immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, "control" (including "controlled by" and "under common control with") shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“After-Tax Net Income” means the Company’s income after taxes determined in accordance with GAAP as reported in the Company’s Annual Report on Form 10-K for fiscal years 2008 or 2009, as applicable.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet” has the meaning set forth in Section 4.5.

“Balance Sheet Date” has the meaning set forth in Section 4.7(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the State of New York are authorized to be closed.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Certificates” has the meaning set forth in Section 1.1.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission of the United States of America.

“Common Stock” has the meaning set forth in Section 4.2(a).

“Company” has the meaning set forth in the Preamble.

“Company Account” means an account of the Company designated in a written notice delivered to Purchaser at least one Business Day prior to the date of any required payment by Purchaser to the Company under this Agreement.

“Company Business” means the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted.

“Company Indemnified Parties” has the meaning set forth in Section 8.2(b).

"Company Intellectual Property” means all Intellectual Property in existence as of the Closing Date that is owned by or exclusively licensed to the Company or any of its Subsidiaries and all other Intellectual Property in existence as of the Closing Date that is Used in or, to the Knowledge of the Company, necessary for the conduct of the Company Business, excluding commercially available off-the-shelf software licenses and any Intellectual Property necessary in connection with any equipment, machinery or other asset that the Company or any of its Subsidiaries must purchase from third parties.

“Contracts” means all contracts, agreements, commitments and understandings relating to the Company Business or to which the Company is a party or has an interest, whether oral or written, including, but not limited to, purchase, sale or other commitments, distributorship, franchise or similar agreements, patent or trademark licensing agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment or vehicle leases, employment agreements (including, but not limited to, agreements entered into by employees of the Company relating to the transfer and/or safeguarding of Intellectual Property rights), consulting agreements, union or collective bargaining agreements, guarantees, loan agreements, non-competition agreements, severance agreements, letters of credit, joint venture, limited liability company or partnership agreements, and supply or requirements contracts.

“Conversion Shares” means collectively the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock issued or issuable hereunder.

“Disclosure Schedules” means the exceptions to the Company’s representations and warranties made in Article IV of this Agreement, set forth on the schedules attached hereto as Exhibit H.

“Dispute” has the meaning set forth in Section 9.5.

“Earnings Per Share on a Fully-Diluted Basis” means the Company’s After-Tax Net Income divided by the number of shares of Common Stock of the Company on a Fully Diluted Basis. For purposes of this calculation, “Fully-Diluted Basis” means that all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options (whether or not vested) are deemed outstanding regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, or (ii) such securities are “in the money”. Notwithstanding anything to the contrary in the foregoing, Fully-diluted Basis shall not include any Warrant Shares, any Listing Shares or Make Good Escrow Shares (unless and until they are required to be distributed to the Series A Purchasers pursuant to Sections 6.20 and Section 6.18, respectively, and the relevant sections of the Share Escrow Agreement),or any shares of Common Stock issuable upon exercise of any warrants to be issued in the Additional Series A Financing or shares of Common Stock issuable upon exercise of any warrants issued to Kuhns Brother Securities Corporation for its services provided as placement agent in connection with the Closing and the Final Closing.

“Employment Agreements” has the meaning set forth in Section 4.16(b).

“Environmental Law” means all applicable laws (whether imposed by federal, state, local or foreign statutes, regulation, rules, codes, licenses, permits, administrative orders, ordinances, judicial orders or otherwise) relating to protection of the environment, prevention, minimization or remediation of pollution, or control and tracking of any hazardous substance, hazardous waste or other waste. Environmental Law shall include without limitation CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Clean Water Act, 33 U.S.C. § 1311, et seq.; the Clean Air Act, 42 U.S.C. § 7401-7642; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136-136y, the Oil Pollution Act; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 1101, et seq. and similar or related state, local or foreign laws including without limitation any applicable national, provincial and local environmental laws and regulations in the People’s Republic of China.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in Section 4.25(a).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Fountainhead Agreement” has the meaning set forth in Section 2.2(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

"Intellectual Property" means any and all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, and improvements, all other rights corresponding thereto throughout the world, (iii) trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iv) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world; (x) all software; (xi) all content, text, graphics, images, audio, video, data, and software included on or used to operate and maintain the Company’s websites, including all data, documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, all programming code (source and object), subscriber and other data, archives, and server and traffic logs relating to the Company’s websites; (xii) all historical or archived data relating to any of the Company’s websites and (xiii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Knowledge,” when used to refer to the Company, means the actual knowledge of any director of the Board of Directors of the Company or any Subsidiary of the Company and any officers of the Company or any Subsidiary of the Company, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees, agents, or books and records of the Company with respect to the matter in question.

“Law” means any law, statute, code, ordinance, regulation, rule, Permit, rules of common law, standards, directives, guidelines and the like, including any judicial and administrative interpretations thereof, of any Governmental Authority, including all judicial and administrative Orders.

“Leased Property” or “Leased Properties” has the meaning set forth in Section 4.12(b).

“Liens” in respect of any property or assets, shall mean any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Law, including, but not limited to, any lien, mortgage, charge, pledge, security interest, assignment, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other right or claim of any kind or nature whatsoever (or any agreement to grant or furnish any of the foregoing) which affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“Material Adverse Change” means a change which would have a Material Adverse Effect.

“Material Adverse Effect” means any change in or effect that, either individually or in the aggregate with all other changes or effects, (i) is or is reasonably likely to be materially adverse to the assets, business, prospects, results of operations, or condition (financial or otherwise) of the Company, taken as a whole, or (ii) would materially impair the ability of the Company or Purchaser to (A) consummate the transactions contemplated by this Agreement or any Transaction Documents or (B) perform its respective obligations hereunder or thereunder.

“Material Contract” has the meaning set forth in Section 4.13(b).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Owned Real Property” or “Owned Real Properties” has the meaning set forth in Section 4.12(a).

“Party Confidential Information” has the meaning set forth in Section 6.5.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (i) Liens imposed by Law, such as carrier's, warehousemen's and mechanic's liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due or being diligently contested in good faith by appropriate proceedings and for which the Company shall have set aside adequate reserves on its books as required by GAAP, (ii) Liens for Taxes that are not yet due, or that are described in the Disclosure Schedules and are being diligently contested in good faith by appropriate proceedings and for which the Company shall have set aside adequate reserves on its books as required by GAAP, (iii) applicable Laws regulating the use or occupancy of real property or the character, dimensions or locations of the improvements thereon, including, without limitation, building restrictions and zoning laws, so long as the same do not materially impair the value of such property or the operation of the Company’s business as currently conducted, and (iv) covenants, consents, reservations, servitudes, restrictions, easements, rights of way and other similar rights for utilities, public streets and roadways, so long as the same do not materially impair the value of such property or the operation of the Company’s business as currently conducted.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Authority.

“Plan” has the meaning set forth in Section 4.2(b).

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Purchase Price” has the meaning set forth in Section 1.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Real Property” means the Leased Properties and the Owned Real Properties.

“Registration Rights Agreement” has the meaning set forth in Section 1.4.

“Representatives” has the meaning set forth in Section 6.2.

“Rights Agreements” has the meaning set forth in Section 1.4.

“Rules” has the meaning set forth in Section 9.5(a).

“SEC Documents” has the meaning set forth in Section 4.25(a).

“Securities” means collectively Series A Shares, Warrants, Conversion Shares and Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereto.

“Series A Certificate” has the meaning set forth in Section 1.1.

“Series A Shares” has the meaning set forth in Section 1.2.

“Subsidiary” means, with respect to the Company, any other Person with respect to which the Company possesses direct or indirect power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, that, for purposes of this Agreement and each of the other Transaction Documents, as of the date of this Agreement, Willsky and its Subsidiary should be deemed direct and indirect Subsidiaries of the Company.

“Tax” or “Taxes” means all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind imposed by a Governmental Authority, including, but not limited to, all income, profit, gross receipts, franchise, excise, property, use, intangibles, sales, payroll, social security, employment, value added, withholding and other taxes, and including all interest, penalties and additional amounts imposed with respect to such amounts, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or as a result of being a member of an affiliated, consolidated, unitary or combined group.

“Tax Return” means any return, declaration, report, information return, statement, notice or other document filed, or required to be filed, with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Temporary Relief” has the meaning set forth in Section 9.5(b).

“Trading Day” means any day during which the OTC Bulletin Board (or other quotation venue or principal exchange on which the Common Stock is traded) shall be open for trading.

“Transaction Documents” means collectively, this Agreement, the Registration Rights Agreement, the Share Escrow Agreement, the Shareholders Agreement, the Fountainhead Agreement, the Closing Escrow Agreement and the Series A Certificate and the certificates, documents and instrument related to or contemplated by each of the foregoing agreements.

“Use” or “Used” means to use, make, have made, develop, market, sell, offer to sell, import, transfer, practice, license (or sublicense), transmit, broadcast, reproduce, perform, display, modify, create derivative works based upon, distribute (electronically or otherwise) and disclose.

“Warrants” has the meaning set forth in Section 1.2.

“Warrant Shares” has the meaning set forth in Section 1.2.